                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               COGNEX CORPORATION,

                            TANGO ACQUISITION CORP.,

                                       and

                                 DVT CORPORATION

                                   May 9, 2005
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                                TABLE OF CONTENTS

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                                                                                            PAGE
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ARTICLE I - THE MERGER...................................................................     1
   Section 1.1.     The Merger...........................................................     1
   Section 1.2.     Effective Time.......................................................     2
   Section 1.3.     Articles of Incorporation and Bylaws.................................     2
   Section 1.4.     Closing..............................................................     2
   Section 1.5.     Directors and Officers...............................................     2

ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS...     2
   Section 2.1.     Merger Consideration and Related Definitions.........................     2
   Section 2.2.     Effect on Capital Stock..............................................     5
   Section 2.3.     Company Stock Options and Related Matters............................     6
   Section 2.4.     Post-Closing Net Working Capital Adjustment..........................     6
   Section 2.5.     Post-Closing Determination of Tax Refund Amount......................     8

ARTICLE III - PAYMENT OF MERGER CONSIDERATION; DISSENTING SHARES.........................     9
   Section 3.1.     Payment for Shares of Company Common Stock...........................     9
   Section 3.2.     Payment for In-the-Money Options.....................................    10
   Section 3.3.     Escrow Account.......................................................    11
   Section 3.4.     General Provisions Regarding Payment of Merger Consideration.........    11
   Section 3.5.     Appraisal Rights.....................................................    12

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................    12
   Section 4.1.     Organization and Corporate Power.....................................    13
   Section 4.2.     Authorization, Validity and Effect of Agreement......................    13
   Section 4.3.     Capitalization.......................................................    14
   Section 4.4.     Non-Contravention....................................................    14
   Section 4.5.     Corporate Records....................................................    15
   Section 4.6.     Subsidiaries; Investments............................................    15
   Section 4.7.     Financial Statements.................................................    15
   Section 4.8.     Absence of Undisclosed Liabilities...................................    16
   Section 4.9.     Absence of Certain Developments......................................    16
   Section 4.10.    Accounts Receivable; Accounts Payable; Inventories...................    16
   Section 4.11.    Transactions with Affiliates.........................................    17
   Section 4.12.    Properties...........................................................    17
   Section 4.13.    Tax Matters..........................................................    18
   Section 4.14.    Certain Contracts and Arrangements...................................    19
   Section 4.15.    Intellectual Property................................................    20
   Section 4.16.    Litigation...........................................................    23
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                                       i
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   Section 4.17.    Labor Matters........................................................    24
   Section 4.18.    Permits; Compliance with Laws........................................    24
   Section 4.19.    Employee Benefit Programs............................................    25
   Section 4.20.    Insurance Coverage...................................................    27
   Section 4.21.    Investment Banking; Brokerage........................................    28
   Section 4.22.    Environmental Matters................................................    28
   Section 4.23.    Customers, Distributors and Partners.................................    28
   Section 4.24.    Suppliers............................................................    29
   Section 4.25.    Warranty and Related Matters.........................................    29
   Section 4.26.    Backlog..............................................................    29
   Section 4.27.    Illegal Payments.....................................................    29
   Section 4.28.    Disclosure...........................................................    29
   Section 4.29.    No Other Representations.............................................    30

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO........................    30
   Section 5.1.     Organization.........................................................    30
   Section 5.2.     Authorization, Validity and Effect of Agreement......................    30
   Section 5.3.     Non-Contravention....................................................    30
   Section 5.4.     Required Financing...................................................    31
   Section 5.5.     Investment Banking; Brokerage........................................    31
   Section 5.6.     Litigation...........................................................    31

ARTICLE VI - ADDITIONAL AGREEMENTS.......................................................    31
   Section 6.1.     Shareholder Consent..................................................    31
   Section 6.2.     Confidentiality......................................................    31
   Section 6.3.     Employee Benefit Arrangements........................................    31
   Section 6.4.     Director and Officer Indemnification.................................    32
   Section 6.5.     Further Assurances...................................................    32

ARTICLE VII - CONDITIONS TO THE MERGER; CLOSING DELIVERIES...............................    33
   Section 7.1.     Conditions to the Obligations of Each Party to Effect the Merger.....    33
   Section 7.2.     Deliveries at Closing by the Company.................................    33
   Section 7.3.     Delivery at Closing by Parent........................................    34
   Section 7.4.     Right to Proceed.....................................................    34

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION...............    34
   Section 8.1.     Survival.............................................................    34
   Section 8.2.     Indemnification by the Company Equity Holders........................    35
   Section 8.3.     Indemnification by Parent............................................    38
   Section 8.4.     Treatment of Indemnity Payments......................................    39
   Section 8.5.     Remedies Exclusive...................................................    39

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER...........................................    40
   Section 9.1.     Termination..........................................................    40
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                                       ii
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   Section 9.2.     Effect of Termination................................................    40
   Section 9.3.     Amendment............................................................    40
   Section 9.4.     Extension; Waiver....................................................    40

ARTICLE X - GENERAL PROVISIONS...........................................................    41
   Section 10.1.    Notices..............................................................    41
   Section 10.2.    Headings.............................................................    42
   Section 10.3.    Interpretation.......................................................    42
   Section 10.4.    Assignment...........................................................    42
   Section 10.5.    Severability.........................................................    42
   Section 10.6.    No Agreement Until Executed..........................................    42
   Section 10.7.    Certain Definitions..................................................    43
   Section 10.8.    Shareholders' Representative.........................................    44
   Section 10.9.    Fees and Expenses....................................................    45
   Section 10.10.   Choice of Law........................................................    45
   Section 10.11.   Specific Performance.................................................    46
   Section 10.12.   Mutual Drafting......................................................    46
   Section 10.13.   Miscellaneous........................................................    46

EXHIBITS:

EXHIBIT A-1 - List of Major Shareholders

EXHIBIT A-2 - Form of Shareholder Non-Competition Agreement

EXHIBIT B - Form of Letter of Transmittal for Shareholders

EXHIBIT C - Form of Acknowledgment Letter for Optionholders

EXHIBIT D - Form of Escrow Agreement

EXHIBIT E - Form of Legal Opinion of Company Counsel

EXHIBIT F - Form of Release

ANNEXES:

ANNEX A - Index of Defined Terms

ANNEX B - List of Schedules

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of May 9, 2005, by and among Cognex Corporation, a Massachusetts corporation ("Parent"), Tango Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of Parent ("MergerCo"), and DVT Corporation, a Georgia corporation (the "Company"). Certain terms used in this Agreement are defined in Section 10.7 hereof. An index of defined terms used in this Agreement is attached as Annex A hereto, and a list of Schedules to this Agreement is attached as Annex B hereto.

     WHEREAS, the parties wish to effect a business combination through a merger (the "Merger") of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code, as amended (the "GBCC");

     WHEREAS, the Board of Directors of the Company (the "Company Board") has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its shareholders;

     WHEREAS, the Boards of Directors of Parent and MergerCo have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interest of their respective shareholders, and Parent has approved this Agreement as the sole shareholder of MergerCo;

     WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, certain shareholders of the Company listed on Exhibit A-1 (the "Major Shareholders") are simultaneously herewith entering into non-competition agreements with the Company in the form attached hereto as Exhibit A-2 (collectively, the "Non-Competition Agreements"); and

     WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows:

                             ARTICLE I - THE MERGER

     SECTION 1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Georgia, and (c) the separate corporate existence of the

Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the GBCC.

     SECTION 1.2. EFFECTIVE TIME. On the Closing Date (as defined in Section 1.4), the Company shall duly execute a certificate of merger (the "Certificate of Merger") and file such Certificate of Merger with the Secretary of State of the State of Georgia in accordance with the GBCC. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the GBCC), has been filed with the Secretary of State of the State of Georgia (the "Effective Time").

     SECTION 1.3. ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation of the Surviving Corporation shall be amended at the Effective Time to be identical to the articles of incorporation of MergerCo (except for any provisions dealing with the incorporator and initial directors, which shall be omitted, and the name of the Surviving Corporation which shall be as set forth in the last sentence of this Section 1.3) until thereafter amended as provided by law and the terms of such articles of incorporation. The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the articles of incorporation of the Surviving Corporation and by the terms of such bylaws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be "DVT Corporation" and the articles of incorporation and bylaws of the Surviving Corporation shall so provide.

     SECTION 1.4. CLOSING. Subject to satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall occur as of the date hereof, or on such other date as may be agreed upon by the parties (the "Closing Date"). The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, or at such other place as agreed to by the parties hereto.

     SECTION 1.5. DIRECTORS AND OFFICERS. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

             ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     SECTION 2.1. MERGER CONSIDERATION AND RELATED DEFINITIONS. For purposes of this Agreement:

               (a) "Base Balance Sheet" means the audited consolidated balance sheet of the Company and its Subsidiaries (as defined in Section 10.7) as of December 31, 2004.

               (b) "Closing Per Share Payment" means an amount (in dollars per share) equal to (i) the Initial Per Share Merger Consideration, less (ii) the amount obtained by dividing $11,000,000 by the Outstanding Shares.

               (c) "Company Expenses" means the aggregate amount of all expenses incurred by or on behalf of, or to be paid by, (whether accrued or unaccrued) the Company or any of its Subsidiaries relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby (excluding any such expenses paid or accrued by the Company prior to the Effective Time and reflected on the Base Balance Sheet), including, but not limited to, (i) brokers' or finders' fees, (ii) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and other experts, and (iii) any expenses of the shareholders or optionholders of the Company incurred by the Company on their behalf in connection with the transactions contemplated hereby. Prior to the Closing Date, the Chief Financial Officer of the Company shall provide Parent with a list of, and supporting documentation for, all Company Expenses.

               (d) "Company Fully Diluted Shares" means the sum of (i) the Outstanding Shares, plus (ii) the aggregate number of additional shares of Company Common Stock that would have been issued and outstanding as of the Effective Time had all of the In-the-Money Options been exercised in full prior thereto.

               (e) "Company Stock Option Plans" means the Company's 1994, 1992 and 1991 Employee Long-Term Stock Investment Plans and 1999 Incentive Stock Plan.

               (f) "Estimated Net Working Capital" means the Company's Net Working Capital as of the close of business on the Peg Date, as determined jointly by the Company and Parent prior to the Closing; provided that any tax provision or tax benefit recorded during the interim period between January 1, 2005 and the Closing Date shall be excluded from such calculation. The Estimated Net Working Capital has been calculated by the parties as set forth on Schedule 2.1(f).

               (g) "Estimated Net Working Capital Adjustment" means the amount, whether positive, negative or zero, equal to (i) the Estimated Net Working Capital, less (ii) $5,900,000, which amount has been calculated by the parties to be $5,805,968.

               (h) "Estimated Tax Refund Amount" means an estimate of the Tax Refund Amount as determined jointly by the Company and Parent prior to the Closing. The Estimated Tax Refund Amount has been calculated by the parties as set forth on Schedule 2.1(h).

               (i) "Final Indemnification Escrow Amount" means the amount of the Initial Indemnification Escrow Amount remaining on the first (1st) anniversary of the Closing Date and following the satisfaction of all claims of the Parent/MergerCo Indemnified Parties with respect thereto as described in Section 3.3.

               (j) "Final Per Share Merger Consideration" means an amount (in dollars per share) equal to (i) the Closing Per Share Payment, plus (ii) the amount obtained by dividing the Final Indemnification Escrow Amount by the Outstanding Shares.

               (k) "In-the-Money Options" means all options granted under the Company Stock Option Plans which are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and which have an exercise price per share less than $12.49.

               (l) "Initial Indemnification Escrow Amount" means $11,000,000 (as such amount may be supplemented in accordance with Sections 2.4(d) and 2.5(b)).

               (m) "Initial Merger Consideration" means an amount equal to (i) $110,000,000, less (ii) all Company Expenses, less (iii) the Net Management Severance Costs, plus (iv) the Estimated Net Working Capital Adjustment, plus (v) the Estimated Tax Refund Amount, plus (vi) the aggregate exercise price of all In-the-Money Options. The Initial Merger Consideration has been calculated by the parties as set forth on Schedule 2.1(m).

               (n) "Initial Per Share Merger Consideration" means the amount (in dollars per share) obtained by dividing the Initial Merger Consideration by the Company Fully Diluted Shares.

               (o) "Management Employment Agreements" means those certain Employment Agreements, dated as of December 13, 2004, by and between the Company and each of Robert A. Steinke and Emory O. Berry.

               (p) "Management Severance Costs" means all payments to be made as of the Closing Date under the Management Employment Agreements as described on Schedule 4.19.

               (q) "Net Management Severance Costs" means sixty-five percent (65%) of the Management Severance Costs (including any employer payroll taxes thereon), plus $50,000.

               (r) "Net Working Capital" means, as of any date, the consolidated current assets of the Company and its Subsidiaries, reduced by the consolidated current liabilities, in each case as determined consistent with the past practice of the Company and in accordance with GAAP (as defined in Section 10.7) consistently applied.

               (s) "Option Consideration" means, for each Option share, (i) the excess, if any, of the Initial Per Share Merger Consideration over the exercise price per share of such Option, or (ii) $0.00 if the Initial Per Share Merger Consideration is less than or equal to the exercise price per share of such Option.

               (t) "Options" means, collectively, the In-the-Money Options and the Out-of-the-Money Options.

               (u) "Out-of-the-Money Options" means all options granted under the Company Stock Option Plans which are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and which have an exercise price per share greater than or equal to the Initial Per Share Merger Consideration.

               (v) "Outstanding Shares" means the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, other than shares of Company Common Stock to be canceled in accordance with Section 2.2(a)(ii).

               (w) "Peg Date" means April 30, 2005.

               (x) "Tax Refund Amount" means (i) ninety percent (90%) of the Tax Refund Receivable, less (ii) ninety percent (90%) of all external accounting and legal fees reasonably incurred by Parent or the Surviving Corporation to determine and obtain the Tax Refund Receivable.

               (y) "Tax Refund Receivable" means the amount, if any, received by the Surviving Corporation from federal and state taxing authorities with respect to the carryback net operating losses incurred by the Company for its taxable year ending on the Closing Date.

     SECTION 2.2. EFFECT ON CAPITAL STOCK.

               (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock, no par value per share, of the Company ("Company Common Stock") or any shares of the capital stock of MergerCo:

                    (i) Each share of common stock, no par value per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation following the Merger; and

                    (ii) Each share of Company Common Stock that is owned by the Company or by any wholly owned Subsidiary (as defined in Section 10.7) of the Company immediately prior to the Closing Date shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

                    (iii) Each Outstanding Share (other than Dissenting Shares as defined in Section 3.4) shall be converted into the right to receive the Final Per Share Merger Consideration in cash, payable to the holder thereof in two (2) installments as described below, without any interest thereon, upon surrender and exchange of the

     Certificate (as defined below) representing such share of Company Common Stock or the delivery of an affidavit as described in Section 3.1(f). Each holder of Company Common Stock as of immediately prior to the Effective Time shall be paid the Closing Per Share Payment for each share owned by such holder in accordance with the procedures set forth in Section 3.1. The balance, if any, of the Final Per Share Merger Consideration remaining after payment of the Closing Per Share Payment, shall be paid to such holders of Company Common Stock as set forth below in Section 3.3.

               (b) All shares of Company Common Stock, when converted into the right to receive the Final Per Share Merger Consideration as provided in
     Section 2.2(a)(iii), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate ("Certificate") previously evidencing such shares shall thereafter represent only the right to receive the Final Per Share Merger Consideration applicable to the shares underlying such Certificate. The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only have the right to receive the Final Per Share Merger Consideration in exchange for each of their shares of Company Common Stock.

     SECTION 2.3. COMPANY STOCK OPTIONS AND RELATED MATTERS. Each Option shall be converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. The Option Consideration shall be paid by the Surviving Corporation to the holder of an In-the-Money Option in accordance with the procedures set forth in Section 3.2. The Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, agreement, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be of no further force and effect and shall be deemed to be deleted as of the Effective Time.

     SECTION 2.4. POST-CLOSING NET WORKING CAPITAL ADJUSTMENT.

               (a) Within sixty (60) days following the Closing Date, Parent shall prepare and deliver to the Shareholders' Representative (as defined in Section 10.7) a written statement (the "Closing Statement") of Net Working Capital as of the close of business on the Peg Date; provided that, consistent with the Estimated Net Working Capital calculation described in
     Section 2.1(f), any tax provision or tax benefit recorded during the interim period between January 1, 2005 and the Closing Date shall be excluded from such calculation. The Shareholders' Representative shall have fifteen (15) days following its receipt of the Closing Statement (the "Review Period") to review the same. On or before the expiration of the Review Period, the Shareholders' Representative shall deliver to Parent a written statement accepting or objecting to the calculation of Net Working Capital set forth on the Closing Statement. In the event that the Shareholders' Representative shall object to the Closing Statement, such statement shall include a detailed itemization of the Shareholders' Representative's objections and the reasons therefor. If the Shareholders' Representative does not deliver such statement to Parent within the Review Period, the Shareholders' Representative shall be deemed to have accepted the Closing Statement.

               (b) In the event that the Shareholders' Representative shall accept, or shall be deemed to have accepted, the Closing Statement as prepared and delivered by Parent, the Net Working Capital set forth on the Closing Statement shall constitute the "Final Net Working Capital." In the event, however, that the Shareholders' Representative shall object to the Closing Statement within the Review Period, Parent and the Shareholders' Representative shall promptly meet and in good faith attempt to resolve such objections. Any such objections which cannot be resolved between Parent and the Shareholders' Representative within thirty (30) days following Parent's receipt of the Shareholders' Representative's statement of objections shall be resolved in accordance with Section 2.4(c). The Net Working Capital set forth on the Closing Statement, as adjusted to reflect any adjustments agreed upon by the parties, or as determined in accordance with Section 2.4(c), shall constitute the "Final Net Working Capital."

               (c) Should the Shareholders' Representative and Parent not be able to resolve such objections as may be raised with respect to the Closing Statement, within the thirty (30) day period described in Section 2.4(b), either party may submit the matter to Deloitte & Touche LLP or, if Deloitte & Touche LLP shall not be independent of both parties at the time of submission of the matter, another independent nationally recognized accounting firm mutually agreeable to both parties (the "Arbitrator"), for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to make any calculations in accordance with GAAP and consistent with the Company's historical practice. The fees and costs of the Arbitrator, if one is required, shall be paid by the party who submitted the Net Working Capital amount which was farther away from the Final Net Working Capital calculated by the Arbitrator and, in the case of the Shareholders' Representative, shall be paid from the Initial Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement (as defined in Section 3.3).

               (d) In the event that the Final Net Working Capital is less than the Estimated Net Working Capital (the amount obtained by subtracting the Final Net Working Capital from the Estimated Net Working Capital being referred to herein as the "Net Working Capital Shortfall"), Parent shall be entitled to receive a refund of an amount equal to the Net Working Capital Shortfall, which amount shall be paid from the Initial Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement. In the event that the Final Net Working Capital is greater than the Estimated Net Working Capital (the amount obtained by subtracting the Estimated Net Working Capital from the Final Net Working Capital being referred to herein as the "Net Working Capital Overage"), within five (5) Business Days of the determination of the Final Net Working Capital, Parent shall deliver to the Escrow Agent (as defined in Section 3.3) as a supplement to the Initial Indemnification Escrow Amount, an amount equal to the Net Working Capital Overage. In the event that the Final Net Working Capital equals the Estimated Net Working Capital, no amount shall be deducted from, or added to, the

     Initial Indemnification Escrow Amount or otherwise paid to any party with respect thereto.

     SECTION 2.5. POST-CLOSING DETERMINATION OF TAX REFUND AMOUNT.

               (a) The parties agree that the obligations of the Company to pay the Aggregate Option Consideration as set forth in Section 3.2(a) and the Management Severance Costs shall be deemed to have arisen on or prior to the Closing Date and shall be treated as deductions incurred in the Company's tax year ending on the Closing Date.

               (b) In the event that the actual Tax Refund Receivable as determined by the applicable regulatory authorities is less than the Tax Refund Receivable used in the calculation of the Estimated Tax Refund Amount (the amount obtained by subtracting the actual Tax Refund Receivable from the Tax Refund Receivable used in the calculation of the Estimated Tax Refund Amount being referred to herein as the "Tax Refund Shortfall"), Parent shall be entitled to receive a refund of an amount equal to ninety percent (90%) of the Tax Refund Shortfall, less the amount of any additional tax receivable that would have been booked during the interim period between January 1, 2005 and the Closing Date assuming knowledge of the Tax Refund Shortfall, which net amount, if positive, shall be paid from the Initial Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement. In the event that the actual Tax Refund Receivable as determined by the applicable regulatory authorities is greater than the Tax Refund Receivable used in the calculation of the Estimated Tax Refund Amount (the amount obtained by subtracting the Tax Refund Receivable used in the calculation of the Estimated Tax Refund Amount from the actual Tax Refund Receivable being referred to herein as the "Tax Refund Overage"), within five (5) Business Days of the determination of the Tax Refund Overage, Parent shall deliver to the Escrow Agent as a supplement to the Initial Indemnification Escrow Amount, an amount, if positive, equal to ninety percent (90%) of the Tax Refund Overage, less the amount of any reduction in the tax receivable that would have been booked during the interim period between January 1, 2005 and the Closing Date assuming knowledge of the Tax Refund Overage. In the event that the actual Tax Refund Receivable as determined by the applicable regulatory authorities is equal to the Tax Refund Receivable used in the calculation of the Estimated Tax Refund Amount or the final determination of the Tax Refund Receivable is made by the applicable regulatory authorities following the first anniversary of the Closing Date, no amount shall be deducted from, or added to, the Initial Indemnification Escrow Amount or otherwise paid to any party with respect thereto.

               (c) Parent shall provide to the Shareholders' Representative a copy of any application for the Tax Refund Receivable, or any amendments or supplements thereto, proposed to be filed by the Surviving Corporation within five (5) Business Days prior to the filing thereof and the opportunity to discuss with Parent the contents of such filing. Parent shall promptly notify the Shareholders' Representative in writing of the results of the audit of any such filing by an applicable regulatory authority. Until the earlier of the first anniversary of the Closing Date or final determination of the Tax Refund Receivable, Parent shall provide the Shareholders' Representative with reasonable access to the Surviving Corporation's books and records relating to taxes for periods prior to the Closing Date.

               (d) The parties agree that all external accounting and legal fees incurred by Parent and the Surviving Corporation to determine and obtain the Tax Refund Receivable shall not be treated as Company Expenses for any purpose of this Agreement, but shall be allocated ninety percent (90%) to the Company Equity Holders and ten percent (10%) to Parent as described in
     Section 2.1(x). To the extent that the actual expenses so incurred by Parent and the Surviving Corporation exceed the estimated amount of such expenses used in the calculation of the Estimated Tax Refund Amount, Parent shall be entitled to receive a refund of ninety percent (90%) of such excess, which amount shall be paid from the Initial Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement.

        ARTICLE III - PAYMENT OF MERGER CONSIDERATION; DISSENTING SHARES

     SECTION 3.1. PAYMENT FOR SHARES OF COMPANY COMMON STOCK.

               (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company as shall be mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange through the Exchange Agent, an amount in cash (the "Exchange Fund") equal to (i) the Closing Per Share Payment, multiplied by (ii) the Outstanding Shares.

               (b) As promptly as practicable following the Effective Time, but in any event within five (5) Business Days (as defined in Section 10.7) thereof, Parent shall cause the Exchange Agent to deliver or mail to each holder of record of Outstanding Shares, (i) a letter of transmittal in substantially the form attached hereto as Exhibit B and (ii) instructions for use in surrendering the Certificates formerly representing such shares in exchange for an amount equal to the number of such shares, multiplied by the Final Per Share Merger Consideration.

               (c) Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Final Per Share Merger Consideration (payable in accordance with Section 2.2), that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Final Per Share Merger Consideration (or portion thereof) payable to holders of Certificates.

               (d) Until surrendered in accordance with this Section 3.1, each such Certificate (other than Certificates representing shares of Company Common Stock to be canceled in accordance with Section 2.2(a)(ii) and Dissenting Shares) shall represent solely the right to receive the Final Per Share Merger Consideration relating thereto. If the Final Per Share Merger Consideration (or any portion thereof) is to be delivered to any Person (as defined in Section 10.7) other than the Person in whose name the Certificate formerly representing shares of Company Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Final Per Share Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such shares of Company Common Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Final Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

               (e) At the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates formerly representing shares of Company Common Stock presented to the Surviving Corporation or the Exchange Agent shall be surrendered and canceled in return for the payment of the Final Per Share Merger Consideration relating thereto, as provided in this
     Article III.

               (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the applicable portion of the Exchange Fund in exchange for such lost, stolen or destroyed Certificate.

     SECTION 3.2. PAYMENT FOR IN-THE-MONEY OPTIONS.

               (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of In-the-Money Options, an amount in cash equal to the aggregate Option Consideration payable with respect thereto in accordance with Section 2.3 (the "Aggregate Option Consideration").

               (b) As promptly as practicable following the Effective Time, but in any event within five (5) Business Days thereof, Parent shall deliver or mail to each holder of an In-the-Money Option, (i) an optionholder acknowledgment letter in substantially the form attached hereto as Exhibit C and (ii) instructions for use in surrendering the original option agreements formerly representing such In-the-Money Options in exchange for the Option Consideration relating thereto.

               (c) Upon delivery of such acknowledgment letter, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such In-the-Money Option shall be entitled to receive in exchange therefor the Option Consideration (payable in accordance with Section 2.3), and all option agreements so surrendered shall forthwith be marked canceled. No interest will be paid or accrued on any Option Consideration (or portion thereof) payable to holders of In-the-Money Options.

               (d) Parent shall instruct the Exchange Agent, upon receipt of an optionholder acknowledgment letter, properly completed and duly executed, and such other documents as may be required, to remit the Option Consideration related to the In-the-Money Options of such holder to the payroll service provider of Parent or the Surviving Corporation. Payment of the Option Consideration shall be made by the payroll service provider of Parent or the Surviving Corporation as promptly as practicable thereafter (but in no event before the next regularly-scheduled payroll payment date) after receipt by such payroll service provider of the Option Consideration related to such In-the-Money Options from the Exchange Agent.

     SECTION 3.3. ESCROW ACCOUNT. At the Effective Time, Parent shall pay to HSBC Bank USA (the "Escrow Agent") an amount in cash equal to $11,000,000. The Initial Indemnification Escrow Amount shall be held by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Exhibit D (the "Escrow Agreement"), for purposes of (i) satisfying any claims of the Parent/MergerCo Indemnified Parties pursuant to Section 8.2, (ii) paying up to $350,000 to Parent and/or the Surviving Corporation for certain costs incurred by them in obtaining non-competition obligations from any or all of the Company employees listed on Schedule 3.3 (the "Non-Compete Escrow Amount"),
(iii) refunding to Parent any amount due under Section 2.4(d) or Section 2.5(b) or (d), and (iv) in certain circumstances specifically set forth in this Agreement, reimbursing the expenses of the Shareholders' Representative, all as further described in the Escrow Agreement. The Final Indemnification Escrow Amount shall be paid to the holders of the Company Common Stock as of immediately prior to the Effective Time (collectively, the "Company Equity Holders") on a pro rata basis as promptly as practicable following the first
(1st) anniversary of the Closing Date and in accordance with the terms of the Escrow Agreement.

     SECTION 3.4. GENERAL PROVISIONS REGARDING PAYMENT OF MERGER CONSIDERATION.

               (a) Promptly following the date that is one hundred twenty (120) days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates, option agreements, and other documents in its possession relating to the Merger, and the Exchange Agent's duties shall terminate; provided that Parent may re-engage the Exchange Agent to distribute the Final Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement. Thereafter, (i) each holder of a Certificate formerly representing shares of Company Common Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor (payable as provided in Section 2.2) the Final Per Share Merger Consideration relating thereto, and (ii) each holder of a cancelled In-the-Money Option may surrender the original option agreement related thereto to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor (payable as provided in Section 2.3) the Option Consideration relating thereto.

               (b) None of Parent, the Surviving Corporation or the Exchange Agent or any of their respective Subsidiaries or Affiliates (as defined in Section 10.7) shall be liable to any Person in respect of any cash from the Exchange Fund or the Aggregate Option Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (c) Each of the Exchange Agent, the Escrow Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Final Per Share Merger Consideration or the Option Consideration to any holder of shares of Company Common Stock or In-the-Money Options, respectively, such amounts as the Exchange Agent, the Escrow Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of United States federal, state or local tax laws. To the extent that amounts are so withheld by the Exchange Agent, the Escrow Agent, Parent or the Surviving Corporation, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or In-the-Money Options in respect of which such deduction and withholding was made by the Exchange Agent, the Escrow Agent, Parent or the Surviving Corporation, as the case may be.

     SECTION 3.5. APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a "dissenter" as defined in
Section 14-2-1301 of the GBCC (such shares are referred to herein as "Dissenting Shares") shall not be converted into the right to receive the Final Per Share Merger Consideration but, instead, the holder thereof shall be entitled to receive payment of the fair value of such Dissenting Shares as determined in accordance with the provisions of Sections 14-2-1301 through 14-2-1332 of the GBCC (the "GBCC Dissenters' Rights"); provided, however, that if any holder of Dissenting Shares shall subsequently withdraw his or her demand for the payment of the fair value of such shares or fails to establish or perfect or otherwise loses his or her entitlement to payment of the fair value of such shares as provided in the GBCC Dissenters' Rights, such holder shall not be entitled to receive payment of the fair value of such shares of Company Common Stock as contemplated by the GBCC Dissenters' Rights, and each such Dissenting Share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive from Parent, the Final Per Share Merger Consideration as provided in Section 2.2(a)(iii).

           ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce Parent and MergerCo to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to Parent and MergerCo the representations and warranties contained in this Article
IV. Such representations and warranties are subject to the qualifications and exceptions set forth in the Schedules delivered by the Company to Parent pursuant to this Agreement. References to the knowledge or awareness of the Company are deemed to mean the actual knowledge of the following officers and managers of the Company after reasonable inquiry: Robert Steinke, Emory Berry, Michael Schreiber and Robert Settle.

     SECTION 4.1. ORGANIZATION AND CORPORATE POWER.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and is duly qualified or registered to do business as a foreign corporation and in good standing in each jurisdiction where the character of its properties, owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 10.7).

               (b) Copies of the Articles of Incorporation, as amended (the "Articles of Incorporation"), and the Bylaws, as amended (the "Bylaws"), of the Company have been furnished to Parent by the Company and are correct and complete as of the date hereof. The Company is not in violation of any term of the Articles of Incorporation or Bylaws.

     SECTION 4.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT.

               (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of Company Common Stock as described in clause (b) below, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company. In connection with the foregoing, the Company Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the GBCC, (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and (iv) resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement. The Company Board has taken such actions and votes as are necessary to render all applicable takeover statutes inapplicable to this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by Parent and MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

               (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of holders of any shares of the capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby at a meeting of the Company's shareholders held for that purpose. Approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company without a meeting thereof requires action by the written consent of such shareholders having the requisite number of votes necessary to approve such action at a meeting of shareholders as described in the preceding sentence.

     SECTION 4.3. CAPITALIZATION. The authorized capital stock of the Company consists of (a) 20,000,000 shares of Company Common Stock, of which 8,439,259.92 shares are issued and outstanding and of which 547,064.03 shares were held by the Company in treasury, and (b) 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Schedule 4.3 sets forth a complete and accurate list of (i) all shareholders of the Company, indicating the number of shares held by each shareholder, (ii) all outstanding Options, indicating (A) the holder thereof, (B) the number of shares subject to each Option, and (C) the exercise price, date of grant, vesting schedule and expiration date for each Option, and (iii) all stock option plans and other stock or equity related plans of the Company. The Company has taken all actions necessary to ensure that all Options, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled immediately following the Effective Time. Except as set forth on Schedule 4.3, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth on Schedule 4.3, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies) or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting (including, without limitation, voting trusts or proxies) or sale or transfer (including, without limitation, agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable federal and state securities laws.

     SECTION 4.4. NON-CONTRAVENTION. Except for the filing of the Certificate of Merger and as otherwise set forth on Schedule 4.4, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will: (a) violate or result in a violation of, conflict with, constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, (i) any Contract (as defined in Section 10.7) listed or required to be listed on Schedule 4.12, Schedule 4.14, or Schedule 4.15(b), (ii) any other Contract to which the Company or any Subsidiary of the Company is a party or by which its assets are bound, which violation, conflict, default, acceleration or right of termination, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, or (iii) any Permit (as defined in Section 4.18) of the Company or any Subsidiary of the Company, or cause the creation of any Encumbrance (as defined in Section 10.7) upon any of the assets of the Company or any of its Subsidiaries; (b) violate any provision of the Articles of Incorporation or Bylaws; (c) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any Governmental Authority (as defined in Section 10.7) applicable to the Company or any Subsidiary of the Company; or (d) require from the Company or any Subsidiary of the Company any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party.

     SECTION 4.5. CORPORATE RECORDS. The corporate record books of the Company accurately reflect in all material respects all corporate action taken by its shareholders and the Company Board and any committees thereof. The copies of the corporate records of the Company, as delivered to Parent, are true and complete copies of the originals of such documents.

     SECTION 4.6. SUBSIDIARIES; INVESTMENTS. Schedule 4.6 sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all required corporate or other power and authority to carry on its business as presently conducted. Each Subsidiary is duly qualified or registered to do business as a foreign corporation and in good standing in each jurisdiction where the character of its activities makes its qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All issued and outstanding shares or other equity interests of each such Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of all Encumbrances. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock or other equity interests of any Subsidiary of the Company. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity, except as set forth on Schedule 4.6.

     SECTION 4.7. FINANCIAL STATEMENTS. The Company has previously furnished to Parent and attached hereto on Schedule 4.7, copies of the following financial statements: (a) the Company's unaudited consolidated balance sheet for the fiscal quarter ended March 31, 2005 and the related unaudited consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended; (b) the Base Balance Sheet and the Company's audited consolidated balance sheets for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001; and (c) the related audited consolidated statements of income, retained earnings and cash flows for the fiscal years ended December 31, 2004, 2003, 2002 and 2001, with a report thereon by the independent certified public accountants of the Company. Such financial statements were prepared in conformity with GAAP applied on a consistent basis, are consistent in all material respects with the books and records of the Company, and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein; provided, however, that the unaudited financial statements do not include all of the disclosures required by GAAP as, by way of example, certain footnote disclosures have been omitted. Nothing has come to the attention of the Company since such respective dates that would indicate that such financial statements are not true and correct in all material respects as of the date thereof.

     SECTION 4.8. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations (a) stated, adequately reserved against or otherwise disclosed in (i) the Base Balance Sheet or other audited consolidated financial statements of the Company for the fiscal year ended December 31, 2004 as attached hereto on Schedule 4.7 (including the notes thereto) or (ii) the Company's unaudited consolidated financial statements for the fiscal quarter ended March 31, 2005 as attached hereto on Schedule 4.7, (b) incurred in the ordinary course of business since the date of the Base Balance Sheet or (c) as set forth in Schedule 4.8.

     SECTION 4.9. ABSENCE OF CERTAIN DEVELOPMENTS. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and, except as set forth in Schedule 4.9, there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any redemption, purchase or other acquisition of any securities of the Company by the Company or any Subsidiary of the Company; (b) any material commitment, Contract, borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of its Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; (c) any material change in the Company's accounting principles, practices or methods; (d) any change in the financial condition, results of operations, or business of the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (e) any increase to, or establishment of, any severance plan or agreement with any director, officer or employee of the Company or any of its Subsidiaries; or (f) any incurrence of Indebtedness by the Company or any of its Subsidiaries.

     SECTION 4.10. ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE; INVENTORIES.

               (a) All of the accounts receivable of the Company and its Subsidiaries are valid and enforceable claims consistent with and subject to the Company's bad debt reserve as set forth on the Base Balance Sheet, are subject to no set-off or counterclaim, arose in the ordinary course of business, and are reflected on the Base Balance Sheet in a manner consistent with past practice. Since the date of the Base Balance Sheet, the Company and its Subsidiaries have collected their accounts receivable in the ordinary course of their business and have not accelerated any such collections.

               (b) All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm's length transactions in the ordinary course of business. Since the date of the Base Balance Sheet, the Company and its Subsidiaries have paid their accounts payable in the ordinary course of their business.

               (c) All of the inventory items of the Company and its Subsidiaries are of a quality and quantity salable in the ordinary course of business. The values of the inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of the Company and were determined in accordance with GAAP consistently applied. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business. Since October 1, 2004, neither the Company nor any Subsidiary of the Company (i) has delivered to any of its distributors, inventory in excess of the amount that was requested by such distributor, or (ii) requested that any such distributor take delivery of any amount of inventory in excess of the amount so requested by such distributor.

     SECTION 4.11. TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 4.11, there are no loans, leases or other agreements or transactions between the Company or any Subsidiary of the Company and any present or former shareholder, director, officer or employee of the Company or any such Subsidiary, or to the knowledge of the Company, any member of such officer's, director's, employee's or shareholder's immediate family, or any Person controlled by such officer, director, employee or shareholder or his or her immediate family. No shareholder, director, officer or employee of the Company or any Subsidiary of the Company, or to the knowledge of the Company, any of their respective immediate family members, owns, directly or indirectly, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company or any Subsidiary of the Company, or any organization which has a material Contract or arrangement with the Company or any Subsidiary of the Company.

     SECTION 4.12. PROPERTIES.

               (a) Neither the Company nor any of its Subsidiaries owns any real property. Schedule 4.12 lists all real property leased or subleased to or by the Company or any Subsidiary of the Company. The Company has delivered to Parent complete and accurate copies of the leases and subleases (as amended to date) listed in said Schedule. With respect to each lease and sublease listed in said Schedule: (i) the lease or sublease is, and will be following the Closing, a legal, valid and binding obligation of the Company or such Subsidiary of the Company and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity; (ii) no such lease or sublease has been terminated in full or in part, nor has the Company or any Subsidiary of the Company received notice of any such termination and, to the knowledge of the Company, there is no threat of such termination; (iii) neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, in any material respect, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary of the Company or, to the knowledge of the Company, any other party under such lease or sublease; (iv) neither the Company nor any Subsidiary of the Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and (v) the Company is not aware of any Encumbrance applicable to the real property subject to such lease, except for

     Encumbrances which do not materially impair the current uses or the occupancy by the Company or the applicable Subsidiary of the property subject thereto.

               (b) The Company and its Subsidiaries have good, valid and (if applicable) marketable title to all assets material to their businesses and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of Encumbrances except for Permitted Exceptions (as defined in Section 10.7). All equipment included in such properties which is necessary to the business of the Company and its Subsidiaries is in good condition and repair (ordinary wear and tear excepted). There are no leases of personal property to which the Company or any Subsidiary of the Company is a party that are required to be listed on
     Schedule 4.14. The property and assets of the Company and its Subsidiaries are sufficient for the conduct of their respective businesses as presently conducted. Except as otherwise noted thereon, all of the tangible personal property and assets of the Company and its Subsidiaries are located at the leased real property listed on Schedule 4.12.

     SECTION 4.13. TAX MATTERS.

               (a) The Company and each Subsidiary of the Company has timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such tax returns are true, correct and complete in all material respects. The Company and each Subsidiary of the Company has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due. The provisions for Taxes in the Base Balance Sheet are sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company and its Subsidiaries and, since the date of the Base Balance Sheet, neither the Company nor any Subsidiary of the Company has incurred any Taxes other than in the ordinary course of business. All Taxes and other assessments and levies which the Company or any Subsidiary of the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Authorities.

               (b) The Company has delivered to Parent correct and complete copies of all annual tax returns, examination reports, and statements of deficiencies filed or received by the Company or any Subsidiary of the Company since December 31, 2001. Neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Schedule 4.13:
     (i) neither the Company nor any Subsidiary of the Company has received notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary of the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; and (iv) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax return nor does the Company have any liability for Taxes of any other Person.

               (c) Neither the Company nor any Subsidiary of the Company has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Subsidiary of the Company is a party to any Tax allocation or sharing arrangement. Neither the Company nor any Subsidiary of the Company is a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to
     Section 280G or Section 162 of the Code. Neither the Company nor any Subsidiary of the Company is a "Foreign Person" within the meaning of
     Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

     SECTION 4.14. CERTAIN CONTRACTS AND ARRANGEMENTS.

               (a) Except as set forth in Schedule 4.14 (with true and complete copies of each Contract or other document referred to therein provided or made available to Parent), neither the Company nor any Subsidiary of the Company is a party or subject to or bound by:

                    (i) any Contract involving a potential commitment or payment by the Company or any Subsidiary of the Company in excess of $100,000;

                    (ii) any Contract with a Customer, Distributor or Partner described in Section 4.23 or a Supplier described in Section 4.24;

                    (iii) any Contract which is not cancelable by the Company or the applicable Subsidiary of the Company without penalty on less than ninety (90) days notice;

                    (iv) any Contract containing covenants directly or explicitly limiting in any respect the freedom of the Company or any Subsidiary of the Company to compete in any line of business or with any Person;

                    (v) any Contract relating to the licensing, development or servicing of its software or hardware products, except to customers and distributors in the ordinary course of business consistent with past practices;

                    (vi) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment related to Indebtedness (as defined in Section 10.7) of the Company or any Subsidiary of the Company;

                    (vii) any joint venture, partnership, manufacturer, development or supply agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any other Person;

                    (viii) any acquisition, merger or similar agreement;

                    (ix) any Contract with any Governmental Authority;

                    (x) any Contract with any officer, employee, director or shareholder of the Company or with any Person controlled by or affiliated with any of them;

                    (xi) any Contract not executed in the ordinary course of business; or

                    (xii) any other Contract material to the business of the Company or any of its Subsidiaries.

               (b) All Contracts listed on Schedule 4.14 constitute, and will constitute following the Closing, legal, valid and binding obligations of the Company or such Subsidiary of the Company and, to the knowledge of the Company, of the other parties thereto, enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. No such Contract has been terminated in full or in part. Neither the Company nor any Subsidiary of the Company has received notice of termination with respect to any such Contract, and to the knowledge of the Company, there is no threat of such termination. No Termination Date (as defined therein) has occurred or been agreed to by the Company and either of Dr. Stuart Gemen or Dr. Donald McClure under those certain Consulting Agreements, dated July 22, 2004, between the Company and each of Drs. Gemen and McClure. Neither the Company or any Subsidiary of the Company, nor, to the knowledge of the Company, any other party is in default in complying with any provisions of any such Contract, and no condition, event or fact exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of the Company or any Subsidiary of the Company.

     SECTION 4.15. INTELLECTUAL PROPERTY.

               (a) Schedule 4.15(a) contains a complete and accurate list of all Patents owned or purported to be owned by the Company or any Subsidiary of the Company or otherwise used in the Business ("Company Patents"), Marks owned or purported to be owned by the Company or any Subsidiary of the Company or otherwise used in the Business ("Company Marks"), and registered Copyrights owned or purported to be owned by the Company or any Subsidiary of the Company or otherwise used in the Business ("Company Copyrights") (each as defined below). Except as set forth in Schedule 4.15(a):

                    (i) the Company or such Subsidiary exclusively owns or possesses adequate and enforceable rights to use and license to others, without payment to a third party (not including Parent), all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all Encumbrances;

                    (ii) all Company Intellectual Property Assets are valid and enforceable, and all Company Patents, Company Marks and Company Copyrights that are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance in all material respects with formal legal requirements (including, without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

                    (iii) there are no pending, or, to the knowledge of the Company, threatened claims against the Company, any Subsidiary of the Company or any of their respective employees alleging that any of the Company Intellectual Property Assets or the Business, infringes or conflicts with the rights of others (not including Parent) under any Intellectual Property Assets ("Third Party Rights");

                    (iv) none of the Business, any Company Intellectual Property Asset, or any of the Products infringes or conflicts with any Third Party Right (not including Parent);

                    (v) neither the Company nor any Subsidiary of the Company has received any communications alleging that the Company or any Subsidiary of the Company has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable;

                    (vi) no current or former employee or consultant of the Company or any Subsidiary of the Company owns any rights in or to any of the Company Intellectual Property Assets;

                    (vii) the Company is not aware of any violation or infringement by a third party of any of the Company Intellectual Property Assets;

                    (viii) the Company and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the Business (the "Company Trade Secrets"), including, without limitation, requiring all Company employees and consultants and all other Persons with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Parent and, to the knowledge of the Company, there has not been any breach of such confidentiality agreements;

                    (ix) the Products perform in accordance with their documented specifications and as the Company or any Subsidiary of the Company has warranted to its customers;

                    (x) (A) neither the Company nor any Subsidiary of the Company has directly or indirectly granted any rights, licenses or interests in the source code of the Products, except in the ordinary course of business to its customers to the extent necessary to entitle such customers to use the Products, and (B) since the Company or such Subsidiary of the Company developed the source code of the Products, neither the Company nor such Subsidiary has provided or disclosed the source code of the Products to any Person;

                    (xi) to the knowledge of the Company, the Products do not contain any "viruses", "time-bombs", "key-locks", or any other devices that could disrupt or interfere with the operation of the Products or the integrity of the data, information or signals they produce in a manner adverse to the Company or any Subsidiary of the Company or any licensee or recipient; and

                    (xii) neither the Company nor any Subsidiary of the Company has embedded any open source, copy left or community source code in any of its Products which are generally available or in development, including, but not limited to, any libraries or code licensed under the GNU General Public License, GNU Lesser General Public License or similar license arrangement.

               (b) All licenses or other agreements under which (i) the Company or any Subsidiary of the Company is granted rights by others in Company Intellectual Property Rights or (ii) the Company has granted rights to others in Company Intellectual Property Rights are listed in Schedule 4.15(b). All such licenses and other agreements constitute, and will constitute following the Closing, legal, valid and binding obligations of the Company or such Subsidiary of the Company and, to the knowledge of the Company, of the other parties thereto, enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. No such license or agreement has been terminated in full or in part. Neither the Company nor any Subsidiary of the Company has received notice of termination with respect to any such licenses or other agreements, and to the knowledge of the Company, there is no threat of such termination. Neither the Company or any Subsidiary of the Company, nor, to the knowledge of the Company, any other party is in default in complying with any provisions of any such license or other agreement, and no condition or event or fact exists that, with notice or lapse of time or both, would constitute a default thereunder on the part of the Company or such Subsidiary of the Company or, to the knowledge of the Company, on the part of any other party thereto. True and complete copies of all such licenses and other agreements have been provided to Parent.

               (c) For purposes of this Agreement:

                    (i) "Business" means the business of the Company and its Subsidiaries as currently conducted.

                    (ii) "Company Intellectual Property Assets" means all Intellectual Property Assets owned or purported to be owned by the Company or any Subsidiary of the Company or otherwise used in the Business. "Company Intellectual Property Assets" includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

                    (iii) "Intellectual Property Assets" means:

                    (A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents");

                    (B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, "Marks");

                    (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

                    (D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); and

                    (E) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

                    (iv) "Products" means the hardware, software, systems and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Company or any Subsidiary of the Company prior to the Effective Time. A complete list of the Products owned by the Company and its Subsidiaries is provided in Schedule 4.15(c).

     SECTION 4.16. LITIGATION. Except as set forth on Schedule 4.16, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company or affecting the properties or assets of the Company or any Subsidiary of the Company, nor to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted.

     SECTION 4.17. LABOR MATTERS. The Company and its Subsidiaries generally enjoy good employer-employee relationships with their respective employees. Neither the Company nor any Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or such Subsidiary of the Company or amounts required to be reimbursed to such employees. No collective bargaining agreement is in effect or is currently being negotiated by the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has received any information indicating that any of its employment policies or practices are currently being audited or investigated by any Governmental Authority. There are no charges or claims from employees of the Company or any Subsidiary of the Company regarding the terms or conditions of their employment, including, without limitation, claims or charges of employment discrimination, sexual harassment or unfair labor practices, nor any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary of the Company. To the knowledge of the Company, the Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. The Company has never implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that would implicate such laws or regulations are currently contemplated.

     SECTION 4.18. PERMITS; COMPLIANCE WITH LAWS.

               (a) Schedule 4.18 sets forth a list of all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") issued to or held by the Company or any Subsidiary of the Company. Such listed Permits are the only Permits that are necessary to permit the Company and its Subsidiaries to conduct their businesses as they are presently conducted, except for those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Permit is valid and in full force and effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

               (b) The Company and each of its Subsidiaries is in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any Governmental Authority which apply to the conduct of its business, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is subject to any judgment, consent decree, compliance order or administrative order with respect to its business, properties or assets.

               (c) Notwithstanding the foregoing, this Section 4.18 shall not apply to any franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges required by any Environmental Laws, as that term is defined in Section 4.22.

     SECTION 4.19. EMPLOYEE BENEFIT PROGRAMS.

               (a) Schedule 4.19 sets forth a list of every Employee Program that has been maintained by the Company or an ERISA Affiliate at any time during the three-year period ending on the Closing Date (each Employee Program listed or required to be listed on Schedule 4.19 being referred to herein as a "Company Employee Program").

               (b) Each Company Employee Program which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Company Employee Program through and including the Closing Date (or, if earlier, the date that all of such Company Employee Program's assets were distributed). To the knowledge of the Company, no event or omission has occurred which would cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Company Employee Program.

               (c) Each Company Employee Program has been maintained and operated in all material respects in accordance with the laws applicable with respect to such Company Employee Program and all agreements related to such Company Employee Program. With respect to any Company Employee Program, there has been no (i) "prohibited transaction," as defined in
     Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, or (ii) non-deductible contribution, which, in the case of any of (i) or (ii), would subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 4.19).

               (d) Except as set forth on Schedule 4.19, neither the Company nor any ERISA Affiliate (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

               (e) With respect to each Company Employee Program, complete and correct copies of the following documents (if applicable to such Company Employee Program) have previously been delivered, or made available, to
     Parent: (i) all documents embodying or governing such Company Employee Program, and any funding medium for the Company Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Employee Program under Code
     Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Company Employee Program; (v) the summary plan description for such Company Employee Program (or other descriptions of such Company Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last three years with respect to such Company Employee Program.

               (f) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Company Employee Program, and no employee communications have restricted the rights of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program.

               (g) Each Company Employee Program has been maintained in compliance in all material respects with all applicable requirements of federal and state securities laws including, without limitation, the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933, as amended, and/or state "Blue Sky" laws.

               (h) Each Company Employee Program has complied in all material respects with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

               (i) The Company has terminated its 401(k) plan and fully vested all participants in such plan. The Company has accrued for the payment of all amounts payable under the incentive, bonus and retention plans and arrangements of the Company and its Subsidiaries (a true and complete list of which is set forth on Schedule 4.19), and all such plans and arrangements shall terminate as of the Effective Time. Schedule 4.19 sets forth a complete and accurate listing of all of the Management Severance Costs, and such Management Severance Costs represent all amounts payable by the Company or the Surviving Corporation to discharge in full its obligations under the Management Employment Agreements.

               (j) For purposes of this section:

                    (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code
     Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                    (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

                    (iii) An entity is an "ERISA Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

                    (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     SECTION 4.20. INSURANCE COVERAGE. Schedule 4.20 contains a list of the insurance policies currently maintained by the Company and its Subsidiaries. There are currently no claims pending against the Company or any Subsidiary of the Company under any insurance policies currently in effect and covering the property, business or employees of the Company or any Subsidiary of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Company's knowledge, there is no threatened termination of any such policies or arrangements. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

     SECTION 4.21. INVESTMENT BANKING; BROKERAGE. Neither the Company nor any Subsidiary of the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except that the Company has engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisor, the arrangements with which have been accurately and completely disclosed to Parent. The parties agree that all fees and expenses payable by the Company to Morgan Stanley shall be included in the Company Expenses. The Company has received the opinion of Morgan Stanley to the effect that, as of the date hereof, the consideration to be received by the Company Equity Holders hereunder is fair to such Company Equity Holders from a financial point of view.

     SECTION 4.22. ENVIRONMENTAL MATTERS. Except in material compliance with applicable Environmental Laws (as defined below), neither the Company or any Subsidiary of the Company, nor to the knowledge of the Company, any other Person, has generated, transported, used, handled, processed, disposed, stored or treated any hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, "Hazardous Material") on any real property owned, leased or operated by the Company or any Subsidiary of the Company. Except in material compliance with applicable Environmental Laws, neither the Company or any Subsidiary of the Company, nor to the knowledge of the Company, any other Person, has spilled, released, discharged, disposed, or transported any Hazardous Material from any real property owned, leased or operated by the Company or any Subsidiary of the Company, and to the knowledge of the Company, no Hazardous Material is present in, on, or under any such property. The Company and each Subsidiary of the Company is, and at all times has been, in compliance in all material respects with all applicable environmental, health and safety laws, rules, ordinances, by-laws and regulations, and with all permits, registrations and approvals required under such laws, rules, ordinances, by-laws and regulations (collectively, "Environmental Laws"). The Company is not aware of any fact or circumstance which could involve the Company or any Subsidiary of the Company in any litigation, or impose upon the Company or any such Subsidiary any liability, arising under any Environmental Laws.

     SECTION 4.23. CUSTOMERS, DISTRIBUTORS AND PARTNERS. Schedule 4.23 sets forth the name of each customer and distributor of the Company or any Subsidiary of the Company for any of the fiscal years ended December 31, 2002, 2003 and 2004 and the quarter ended March 31, 2005 (the "Customers" and "Distributors", respectively), together with the names of any Persons with which the Company or any Subsidiary of the Company has a material strategic partnership or similar relationship ("Partners"). Except as set forth on Schedule 4.23, no Customer or Distributor that accounted for at least $250,000 of revenues during fiscal year 2004, nor any Partner of the Company or any Company Subsidiary, has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company or such Subsidiary. No such Customer, Distributor or Partner has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary of the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company or such Subsidiary. There are no pending claims against the Company or any of its Subsidiaries by any Customer or Distributor, nor to the knowledge of the Company, are any such claims threatened, other than warranty claims for the return or repair of products in the ordinary course of business consistent with the Company's past experience.

     SECTION 4.24. SUPPLIERS. Within the last twelve months, no supplier that the Company and its Subsidiaries has paid or is under contract to pay $100,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Company or any Subsidiary of the Company, or materially and unilaterally decreased its services, supplies or materials to the Company or any such Subsidiary, nor to the knowledge of the Company, does any supplier have any plan or intention to do any of the foregoing. There are no pending claims against the Company or any of its Subsidiaries by any supplier, nor to the knowledge of the Company, are any such claims threatened.

     SECTION 4.25. WARRANTY AND RELATED MATTERS. Schedule 4.25 sets forth a complete list of all outstanding product and service warranties and guarantees on any of the products or services that the Company or any Subsidiary of the Company distributes, services, markets, sells or produces for itself, a customer or a third party (each such product or service shall be referred to herein as a "Company Product"). There are no existing or, to the knowledge of the Company, threatened, claims against the Company or any Subsidiary of the Company relating to any work performed by the Company or such Subsidiary, product liability, warranty or other similar claims against the Company or any Subsidiary of the Company alleging that any Company Product is defective or fails to meet any product or service warranties, other than warranty claims for the return or repair of products in the ordinary course of business consistent with the Company's past experience. To the knowledge of the Company, there are no inherent design defects or systemic or chronic problems in any Company Product.

     SECTION 4.26. BACKLOG. The Company and its Subsidiaries have a backlog of firm orders for the sale of their products and services as set forth in Schedule
4.26. None of such orders has been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) consistent with the Company's past practices and the ordinary course of business.

     SECTION 4.27. ILLEGAL PAYMENTS. Neither the Company nor, to the Company's knowledge, any Person affiliated with the Company has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.

     SECTION 4.28. DISCLOSURE. None of the representations or warranties made by the Company in this Agreement nor any statement made in any Company Schedule or certificate furnished by the Company or an officer of the Company pursuant to this Agreement, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.29. NO OTHER REPRESENTATIONS. Except for the representations and warranties expressly set forth in this Agreement, the Company Schedules or any certificates furnished by the Company or an officer of the Company pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company.

        ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

     In order to induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, Parent and MergerCo hereby jointly and severally make to the Company the representations and warranties contained in this Article V.

     SECTION 5.1. ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all required corporate power and authority to carry on its business as presently conducted. MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

     SECTION 5.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. Each of Parent and MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution and performance by Parent and MergerCo of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and MergerCo and by Parent as the sole shareholder of MergerCo. No other corporate action on the part of Parent or MergerCo is necessary to authorize the execution and performance by Parent and MergerCo of this Agreement and the consummation of the transactions contemplated hereby. This Agreement, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding obligation of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, subject only to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 5.3. NON-CONTRAVENTION. Except for the filing of the Certificate of Merger, neither the execution and delivery of this Agreement by Parent and MergerCo, nor the consummation by Parent and MergerCo of the transactions contemplated hereby, will: (a) violate or result in a violation of, conflict with, constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Contract to which Parent or MergerCo is a party or by which its assets are bound, or cause the creation of any Encumbrance upon any of the assets of Parent or MergerCo; (b) violate any provision of the organizational documents of Parent or MergerCo; (c) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any Governmental Authority applicable to Parent or any Subsidiary of Parent; or (d) require from Parent or MergerCo any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party, excluding from the foregoing clauses (a), (c) and (d), such violations, conflicts, defaults, notices, declarations, filings, consents and approvals which would not reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of Parent or MergerCo to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 5.4. REQUIRED FINANCING. Parent and MergerCo have sufficient funds to consummate the transactions contemplated by this Agreement.

     SECTION 5.5. INVESTMENT BANKING; BROKERAGE. Neither Parent nor MergerCo has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except that Parent has engaged Wachovia Securities as its financial advisor. Parent is solely responsible for the fees and expenses of Wachovia Securities.

     SECTION 5.6. LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or MergerCo that, in either case, would reasonably be expected to, individually or in the aggregate, (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay the performance by Parent or MergerCo of any of their material obligations under this Agreement.

                       ARTICLE VI - ADDITIONAL AGREEMENTS

     SECTION 6.1. SHAREHOLDER CONSENT. The Company, acting through the Company Board, immediately following the execution of this Agreement by the Company, shall request, in accordance with applicable law, that the Company's shareholders approve this Agreement by written consent (the "Written Consent"), and take all actions reasonably necessary to approve the performance of the Company's obligations hereunder, including, without limitation, the Merger. Such request for the Written Consent shall comply with the applicable requirements of the GBCC, the Articles of Incorporation and the Bylaws, including, without limitation, any disclosure requirements.

     SECTION 6.2. CONFIDENTIALITY. The parties shall adhere to the terms and conditions of that certain confidentiality agreement dated November 29, 2004 by and between the Company and Parent, as amended effective December 14, 2004 and March 21, 2005 (the "Confidentiality Agreement").

     SECTION 6.3. EMPLOYEE BENEFIT ARRANGEMENTS.

               (a) After the Effective Time and until the conclusion of a transition period to be determined by Parent in its sole discretion, employees of the Surviving Corporation and its Subsidiaries who remain employed after the Effective Time (the "Company Employees") will continue to participate in the Company's Employee Programs (other than 401(k) plans, deferred compensation plans, supplemental retirement plans, incentive or bonus plans, severances plans, and stock option and stock purchase plans) on substantially similar terms to those in effect as of the Effective Time. Thereafter, Parent shall, and shall cause the Surviving Corporation to, provide the Company Employees with such employee benefits as determined appropriate from time to time by Parent in its sole discretion. All service with the Company shall be considered service with Parent for purposes of determining eligibility and vesting (but not with respect to benefit accruals) under all Employee Programs maintained by Parent or any Affiliate, including the Surviving Corporation, with respect to Company Employees. All earnings with the Company prior to the Effective Time will be taken into account for purposes of any welfare benefit plan or under any vacation pay, sick pay or paid-time-off policy in which the Company Employees may participate. For purposes of participation in Parent's welfare plans, Parent will waive all waiting and pre-existing condition period requirements (other than those applicable to a Company Employee immediately prior to the Closing under a Company Employee Program) and will credit Company Employees with all deductibles and co-payments paid under the Company welfare plans for the plan year in which the Company Employees begin participation in Parent's welfare plans.

               (b) Subject to plan eligibility rules, the Company Employees will be eligible to participate in Parent's 401(k) plan in the same manner as similarly-situated employees of Parent or the Surviving Corporation, effective as of the first full payroll period following the Effective Time. Company Employees shall be offered an opportunity to roll over their Company 401(k) account balance distributions into Parent's 401(k) plan, subject to the rules of such plan. Parent shall make reasonable efforts to amend such defined contribution plan to accept rollovers of unpaid loan balances, if necessary.

     SECTION 6.4. DIRECTOR AND OFFICER INDEMNIFICATION.

               (a) For a period of six (6) years following the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, solely with respect to third-party claims, the transactions contemplated by this Agreement) to the extent such persons are entitled to indemnification under the Articles of Incorporation and the Bylaws, each as in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any litigation.

               (b) The Company shall secure, at Parent's expense, "tail" or "run-off" coverage under its existing directors' and officers' liability insurance policy, containing comparable coverage to that currently provided, prior to the Effective Time covering persons who are currently covered by such insurance against "wrongful acts" as defined by such insurance policy, committed prior to the Effective Time. Such "tail" or "run-off" coverage shall cover a period of six (6) years after the Closing Date; provided that the aggregate cost of such coverage shall not exceed $60,750.

     SECTION 6.5. FURTHER ASSURANCES. After the Effective Time, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any assignments, instruments or other documents and to take and do, in the name and on behalf of the Company, any other actions and things to vest the Surviving Corporation with full right, title and possession of all assets, properties, rights, privileges, powers and franchises of both the Company and MergerCo.

           ARTICLE VII - CONDITIONS TO THE MERGER; CLOSING DELIVERIES

     SECTION 7.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

               (a) Shareholder Approval. This Agreement shall have been approved by the affirmative vote (by written consent) of the shareholders of the Company as required by the GBCC, the Articles of Incorporation and the Bylaws.

               (b) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

               (c) Governmental Consents and Approvals. All consents, approvals and authorizations of any Governmental Authority required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     SECTION 7.2. DELIVERIES AT CLOSING BY THE COMPANY. At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

               (a) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith,
     (ii) the copies of the Articles of Incorporation and Bylaws, each as in effect as of the Closing Date and (iii) a copy of the resolutions of the Company Board and the Written Consent authorizing and approving the applicable matters contemplated hereunder;

               (b) good standing certificates from all jurisdictions in which the Company or any Subsidiary of the Company is licensed or qualified to do business;

               (c) the Escrow Agreement executed by the Company and the Shareholders' Representative;

               (d) an opinion of Kilpatrick Stockton LLP, counsel to the Company, in form and substance attached hereto as Exhibit E;

               (e) all consents or approvals of all Persons (i) required in connection with the consummation of the transactions contemplated by this Agreement and (ii) required so that Parent and MergerCo or any of their Affiliates are not materially restricted from engaging in any business or activity in, or relating to, the business of the Company and its Subsidiaries;

               (f) the Non-Competition Agreements executed by the Major Shareholders;

               (g) releases from each of the directors and officers of the Company and the Major Shareholders and their Affiliates in substantially the form attached hereto as Exhibit F;

               (h) resignations of each of the directors and officers of the Company and those of its Subsidiaries, which resignations shall be effective as of the Effective Time; and

               (i) releases executed by Messrs. Steinke and Berry with regard to the payment of the Management Severance Costs and the discharge in full of the Company's obligations under the Management Employment Agreements.

     SECTION 7.3. DELIVERY AT CLOSING BY PARENT. At the Closing, Parent shall deliver to the Shareholders' Representative, the Escrow Agreement executed by Parent.

     SECTION 7.4. RIGHT TO PROCEED. Notwithstanding anything to the contrary set forth in this Agreement, if any of the closing deliveries specified in Section
7.2 have not been made, Parent and MergerCo shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder, and if the closing delivery specified in Section 7.3 has not been made, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of the rights of the Company Equity Holders hereunder.

                 ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION

     SECTION 8.1. SURVIVAL. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect until the first (1st) anniversary of the Closing Date; provided that such one (1) year period shall not apply to the representations and warranties set forth in Sections 4.2, 4.3, 4.13, 4.19 and 4.22 (collectively, the "Excluded Representations and Warranties") and in each such case such Excluded Representation and Warranty shall survive until the expiration of the statute of limitations with respect thereto.

     SECTION 8.2. INDEMNIFICATION BY THE COMPANY EQUITY HOLDERS.

               (a) The Company Equity Holders, subject to the other terms and conditions of this Agreement, shall indemnify Parent, the Surviving Corporation and their respective Affiliates, officers, directors and employees (each a "Parent/MergerCo Indemnified Party") against and hold them harmless to the extent of any Losses (as defined in Section 10.7) resulting from:

                    (i) the breach of any representation or warranty of the Company contained herein, in any Company Schedule or in any certificate delivered in connection herewith;

                    (ii) any breach of any covenant or agreement of the Company contained herein;

                    (iii) Taxes of the Company in respect of any period ending, or any transaction or business occurring, on or before the close of business on the Closing Date which have not been properly accrued for on the Base Balance Sheet;

                    (iv) any obligations for severance or termination payments or benefits paid by the Surviving Corporation to directors, officers or employees at or after the Effective Time pursuant to Contracts between the Company and any such directors, officers or employees in effect immediately prior to the Effective Time;

                    (v) any Company Expenses not included in the calculation of the Initial Merger Consideration as of the Effective Time;

                    (vi) the excess, if any, over the Final Per Share Merger Consideration of any amounts paid per share (including in such amount, all reasonable out-of-pocket costs of Parent and the Surviving Corporation) as a result of the exercise and perfection of appraisal rights in accordance with the GBCC Dissenters' Rights by the holders of more than five percent (5%) of the shares of the Company's capital stock;

                    (vii) any adverse change in the Net Working Capital of the Company from the close of business on the Peg Date to the close of business on the Closing Date which occurred as a result of the Company or any Subsidiary of the Company taking any of the actions described in Section 4.9, or any other action or event outside of the ordinary course of business consistent with the Company's past practice; and

                    (viii) the items listed on Schedule 8.2(a) and Schedule 8.2(b).

               (b) The indemnification obligations of the Company Equity Holders pursuant to Section 8.2(a) shall be limited as follows:

                    (i) The Company Equity Holders shall have no obligation to provide any indemnification for any individual claim for Losses of less than $10,000 (the

     "Deductible"), nor until the aggregate dollar amount of all Losses that individually equal or exceed the Deductible and would otherwise be indemnifiable pursuant to this Section 8.2 exceeds $500,000 (the "Threshold Amount"), whereupon the Parent/MergerCo Indemnified Parties shall be entitled to indemnification pursuant to the terms hereof (on a dollar-for-dollar basis commencing from the first dollar) for all Losses up to the Maximum Amount (as defined below). Notwithstanding the foregoing, the limitations listed in this Section 8.2(b)(i) shall be subject to
     Schedule 8.2(b) and shall not apply to (A) Losses resulting from a breach of any of the Excluded Representations and Warranties or a breach of the representation set forth in Section 4.9(f), (B) any claims under Section 8.2(a)(iii), (iv), (v), (vi) or (vii) or paragraph 1 or 2 of Schedule 8.2(a), and (C) any Losses resulting from fraud, intentional misrepresentation or willful breach by the Company.

                    (ii) The Company Equity Holders shall not be obligated to indemnify any Parent/MergerCo Indemnified Party pursuant to Section 8.2(a) for any amount of indemnifiable Losses in excess of $11,000,000 in the aggregate (the "Maximum Amount"). Notwithstanding the foregoing, this
     Section 8.2(b)(ii) shall not apply to (A) Losses resulting from a breach of any of the Excluded Representations and Warranties or a breach of the representation set forth in Section 4.9(f), (B) any claims under Section 8.2(a)(iii), (iv), (v), (vi) or (vii) or paragraph 1 or 2 of Schedule 8.2(a), and (C) any Losses resulting from fraud, intentional misrepresentation or willful breach by the Company; provided that, except for Losses described in clause (C) above, the aggregate amount of indemnifiable Losses payable by the Company Equity Holders under Section 8.2(a) shall not exceed the product of (i) the Final Per Share Merger Consideration, multiplied by (ii) the Outstanding Shares.

                    (iii) In no event shall any Company Equity Holder be obligated to indemnify a Parent/MergerCo Indemnified Party for any Losses pursuant to this Article VIII in excess of such Company Equity Holder's pro rata portion of such Loss based on such Company Equity Holder's percentage ownership of the Outstanding Shares immediately prior to the Effective Time.

                    (iv) No indemnification shall be payable to a Parent/MergerCo Indemnified Party with respect to claims asserted by such Parent/MergerCo Indemnified Party pursuant to Section 8.2(a) after the first (1st) anniversary of the Closing Date (the "Indemnification Cut-Off Date") (it being understood that all claims asserted prior to the Indemnification Cut-Off Date shall continue until the disposition of such claim). Notwithstanding the foregoing, this Section 8.2(b)(iv) shall not apply to claims by a Parent/MergerCo Indemnified Party (A) of a breach of any of the Excluded Representations and Warranties, which shall survive until the expiration of the statute of limitations with respect thereto,
     (B) under Section 8.2(a)(iii) or (vi) or paragraph 1 or 2 of Schedule 8.2(a), or (C) of fraud, intentional misrepresentation or willful breach by the Company.

               (c) A Parent/MergerCo Indemnified Party shall give the Shareholders' Representative written notice of any claim or proceeding by or in respect of a third party as to which such Parent/MergerCo Indemnified Party may request indemnification hereunder as soon as is practicable after such Parent/MergerCo Indemnified Party learns of such claim or proceeding; provided, however, that the failure to so notify the Shareholders' Representative shall not affect rights to indemnification hereunder except to the extent that the Company Equity Holders are materially prejudiced by such failure. Such notice shall specify in reasonable detail the amount of the claim and the basis for the claim, and shall include appropriate documentation evidencing such claim. Parent shall have the right to direct, through counsel of its own choosing (with the consent of the Shareholders' Representative, which consent shall not be unreasonably withheld), the defense or settlement of any third-party claim or proceeding at the expense of the Company Equity Holders, subject to Section 8.2(d) below. If Parent elects to assume the defense of any such third-party claim or proceeding, Parent shall consult with the Shareholders' Representative for the purpose of allowing the Shareholders' Representative to participate in such defense, and in such case the expenses of the Shareholders' Representative shall be paid by the Company Equity Holders. The Shareholders' Representative shall cooperate with Parent in the defense or settlement of any third-party claim. If Parent elects to direct the defense of any such third-party claim or proceeding, the Shareholders' Representative shall not pay, or permit to be paid, any part of such third-party claim unless Parent consents in writing to such payment. If Parent fails to defend or if, after commencing or undertaking any such defense, Parent fails to prosecute or withdraws from such defense, the Shareholders' Representative shall have the right to undertake the defense or settlement thereof, at the Company Equity Holders' expense, which reasonable expenses the Shareholders' Representative may recover from the Initial Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement. If the Shareholders' Representative assumes the defense of any such third-party claim or proceeding pursuant to this
     Section 8.2(c) and proposes to settle such third-party claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto and such settlement or judgment shall not be paid in full by the Company Equity Holders in accordance with the terms of this Article VIII, then the Shareholders' Representative shall give Parent prompt written notice thereof, and Parent shall have the right to participate in the settlement or assume or reassume the defense of such third-party claim or proceeding. The Company Equity Holders shall not be liable for any settlement of any third-party claim or proceeding effected without the Shareholders' Representative's prior written consent, which consent shall not be unreasonably withheld.

               (d) Notwithstanding anything to the contrary contained herein, and in addition to any indemnification claims against the Company Equity Holders pursuant to this Section 8.2, Parent and the Surviving Corporation shall be entitled to recover from the Initial Indemnification Escrow Amount, in accordance with the terms of the Escrow Agreement and on a dollar-for-dollar basis, (i) the Non-Compete Escrow Amount and (ii) any amount due to Parent under Section 2.4(d) or Section 2.5(b) or (d). All indemnification claims made by a Parent/MergerCo Indemnified Party pursuant to this Section 8.2 shall be made first against the Initial Indemnification Escrow Amount, and only after the Initial Indemnification Escrow Amount is exhausted, and/or is the subject of potential or pending claims under clause (i) of the preceding sentence, and/or pending claims under clause
     (ii) of the preceding sentence, may a Parent/MergerCo Indemnified

     Party seek recourse against any Company Equity Holder for indemnification hereunder, if permitted. It being agreed that, if a Parent/MergerCo Indemnified Party has made an indemnification claim against the Initial Indemnification Escrow Amount in accordance with the terms hereof, but the Initial Indemnification Escrow Amount is exhausted or otherwise subject to claims described in the preceding sentence prior to the resolution of such indemnification claim, the Parent/MergerCo Indemnified Party shall be entitled at that time to seek recourse directly against the Company Equity Holders for indemnification hereunder, if permitted.

               (e) For the avoidance of doubt, in no event shall the Surviving Corporation, as successor to the Company, have any obligation to indemnify for, contribute to or otherwise share in the obligation to indemnify any Parent/MergerCo Indemnified Party under this Section 8.2.

     SECTION 8.3. INDEMNIFICATION BY PARENT.

               (a) Parent, subject to the other terms and conditions of this Agreement, shall indemnify the Company Equity Holders (each a "Company Indemnified Party") against and hold them harmless from all Losses resulting from (i) the breach of any representation or warranty of Parent or MergerCo contained herein or in any certificate delivered in connection herewith, and (ii) any breach of any covenant or agreement of Parent or MergerCo contained herein.

               (b) The indemnification obligations of Parent pursuant to Section 8.3(a) shall not be effective for any individual claim for Losses of less than the Deductible, nor until the aggregate dollar amount of all Losses that individually equal or exceed the Deductible and would otherwise be indemnifiable pursuant to this Section 8.3 exceeds the Threshold Amount, whereupon the Company Indemnified Parties shall be entitled to indemnification pursuant to the terms hereof (on a dollar-for-dollar basis commencing from the first dollar) for all Losses up to the Maximum Amount. No indemnification shall be payable to a Company Indemnified Party with respect to claims asserted by such Company Indemnified Party pursuant to
     Section 8.3(a) after the Indemnification Cut-Off Date. Notwithstanding the foregoing, this Section 8.3(b) shall not apply to Losses resulting from (A) a breach of any of the representations and warranties of Parent and MergerCo set forth in Section 5.2 or 5.5, (B) any failure by Parent to make the payments to the Company Equity Holders and the holders of In-the-Money Options described under Articles II and III, and (C) a breach of any of the covenants of Parent contained in Section 6.4.

               (c) A Company Indemnified Party shall give Parent written notice of any claim or proceeding by or in respect of a third party as to which such Company Indemnified Party may request indemnification hereunder as soon as is practicable after such Company Indemnified Party learns of such claim or proceeding; provided, however, that the failure to so notify Parent shall not affect rights to indemnification hereunder except to the extent that Parent is materially prejudiced by such failure. Such notice shall specify in reasonable detail the amount of the claim and the basis for the claim, and shall include appropriate documentation evidencing such claim. Parent shall have the right to direct, through counsel of its own choosing, the defense or settlement of any third-party claim or proceeding at its own expense. If Parent elects to assume the defense of any such third-party claim or proceeding, Parent shall consult with the Company Indemnified Party and the Company Indemnified Party may participate in such defense, but in such case the expenses of the Company Indemnified Party shall be paid by the Company Indemnified Party. The Company Indemnified Party shall provide Parent with access to its records and personnel relating to any such third-party claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Parent in the defense or settlement thereof, and Parent shall reimburse the Company Indemnified Party for all reasonable out-of-pocket expenses of such Company Indemnified Party in connection therewith. If Parent elects to direct the defense of any third-party claim or proceeding, the Company Indemnified Party shall not pay, or permit to be paid, any part of such third-party claim, unless Parent consents in writing to such payment, or unless a final judgment from which no appeal may be taken by or on behalf of Parent is entered against the Company Indemnified Party for such liability. If Parent fails to defend or if, after commencing or undertaking any such defense, Parent fails to prosecute or withdraws from such defense, the Company Indemnified Party shall have the right to undertake the defense or settlement thereof, at Parent's expense. If the Company Indemnified Party assumes the defense of any such third-party claim or proceeding pursuant to this Section 8.3(c) and proposes to settle such third-party claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then such Company Indemnified Party shall give Parent prompt written notice thereof and Parent shall have the right to participate in the settlement or assume or reassume the defense of such third-party claim or proceeding. Parent shall not be liable for any settlement of any third-party claim or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld.

     SECTION 8.4. TREATMENT OF INDEMNITY PAYMENTS. All payments made by the Company Equity Holders or Parent, as the case may be, to or for the benefit of the other parties pursuant to this Article VIII shall be treated as adjustments to the Final Per Share Merger Consideration for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

     SECTION 8.5. REMEDIES EXCLUSIVE. From and after the Closing, the rights of the parties and their respective Affiliates, equity holders, officers, directors and employees to indemnification relating to this Agreement shall be limited to those contained in this Article VIII, and such indemnification rights shall be the sole and exclusive remedies of such parties subsequent to the Closing Date with respect to this Agreement. Notwithstanding the foregoing, the parties shall have, in addition to the remedies set forth in this Article VIII, such equitable remedies to which such parties may be otherwise entitled, including, without limitation, the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief.

                 ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after shareholder approval hereof:

               (a) by the mutual written consent of Parent, MergerCo and the Company;

               (b) by Parent or MergerCo, if the Company does not deliver, by the close of business on the date hereof, signature pages to the Written Consent of shareholders representing at least eighty-four percent (84%) of the issued and outstanding Company Common Stock; or

               (c) by either of the Company, or Parent or MergerCo, if the consummation of the Merger shall not have occurred on or before the close of business on the date hereof for any other reason.

     SECTION 9.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners, managers, members or shareholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.2, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liabilities or damages arising out of any fraud, intentional misrepresentation or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

     SECTION 9.3. AMENDMENT. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the shareholders of the Company and MergerCo; provided, however, that after any such shareholder approval, no amendment shall become effective that by law requires further approval by shareholders without obtaining such approval.

     SECTION 9.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and
(c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

                         ARTICLE X - GENERAL PROVISIONS

     SECTION 10.1. NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

               (a)  if to the Company, to:

                    DVT Corporation
                    1855 Satellite Boulevard
                    Suite 100
                    Duluth, GA 30097
                    Attn: Chief Financial Officer
                    Fax No.: (770) 814-7926

               (b)  if to the Shareholders' Representative, to:

                    DVT Holdings Limited
                    75 Fourteenth Street, 24th Floor
                    Atlanta, GA 30309
                    Attn: David P. Crosland
                    Fax No.: (404) 920-9003

               in either case, with a copy to:

                    Kilpatrick Stockton LLP
                    1100 Peachtree Street
                    Atlanta, GA 30309
                    Attn: Reinaldo Pascual
                    Fax No.: (404) 541-3332

               (c)  if to Parent, to:

                    Cognex Corporation
                    One Vision Drive
                    Natick, MA 01760
                    Attn: Chief Financial Officer
                    Fax No.: (508) 650-3339

               with a copy to:

                    Goodwin Procter LLP
                    Exchange Place
                    Boston, MA 02109
                    Attn: Anthony J. Medaglia, Jr.
                    Fax No.: (617) 523-1231

     SECTION 10.2. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.3. INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     SECTION 10.4. ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     SECTION 10.5. SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any provision is invalid or unenforceable, the parties hereto give to the court, or its designee, the right to replace such provision by a provision that is valid and enforceable and which comes as close as possible to effecting the meaning of the original provision.

     SECTION 10.6. NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board and the Board of Directors of MergerCo have approved, for purposes of the GBCC and any applicable provision of their Articles of Incorporation, the terms of this Agreement and (b) this Agreement is executed by the parties hereto.

     SECTION 10.7. CERTAIN DEFINITIONS. For purposes of this Agreement:

               (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person (as defined below).

               (b) "Business Day" means any day other than a day on which the Securities and Exchange Commission or the office of the Georgia Secretary of State is closed.

               (c) "Company Material Adverse Effect" means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; or (ii) a material adverse effect on the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

               (d) "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

               (e) "Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, conditional sale agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or any other restriction on any attribute of ownership.

               (f) "GAAP" means generally accepted accounting principles in the United States.

               (g) "Governmental Authority" means any foreign, federal, state, county, local or other governmental or regulatory agency, authority, instrumentality, commission, board or body.

               (h) "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business), in each case that would be required, in accordance with GAAP, to be disclosed on the balance sheet of such Person as of the date Indebtedness is being measured or calculated; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (v).

               (i) "Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) suffered or incurred by such Person.

               (j) "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent and MergerCo; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Encumbrances arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the real property so encumbered and that are not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any contract or law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any real property subject thereto or affected thereby.

               (k) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

               (l) "Subsidiary" means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

     SECTION 10.8. SHAREHOLDERS' REPRESENTATIVE. By virtue of the approval of this Agreement by the shareholders of the Company, each Company Equity Holder hereby appoints DVT Holdings Limited to act as the attorney-in-fact and agent for and on behalf of the Company Equity Holders (the "Shareholders' Representative") with respect to the taking of any and all actions and the making of any decisions required or permitted to be taken by the Shareholders' Representative under this Agreement and the Escrow Agreement, including, without limitation, the power to (i) arbitrate, resolve, settle or compromise any dispute regarding indemnification claims or matters arising out of this Agreement and (ii) take all actions necessary in the judgment of the Shareholders' Representative for the accomplishment of the foregoing. Notices to or from the Shareholders' Representative shall constitute notice to or from each Company Equity Holder. A decision, act, consent or instruction of the Shareholders' Representative in connection with any of the foregoing matters shall constitute a decision of all of the Company Equity Holders and shall be final, binding and conclusive upon each of the Company Equity Holders, and Parent and the Surviving Corporation may rely upon any such written decision, consent or instruction of the Shareholders' Representative as being the decision, consent or instruction of each and every Company Equity Holder. The Escrow Agent, Parent and the Surviving Corporation are hereby relieved from any liability to any Person for the acts done by them in accordance with such decision, consent or instruction of the Shareholders' Representative. In performing the functions specified in this Agreement, the Shareholders' Representative will not be liable to any Company Equity Holder in the absence of fraud or willful misconduct on the part of the Shareholders' Representative, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the Shareholders' Representative's good faith. If the Shareholders' Representative shall resign or become unable to fulfill its duties as such, then the Shareholders' Representative shall be entitled to appoint its replacement and shall promptly notify the Escrow Agent and Parent of such appointment.

     SECTION 10.9. FEES AND EXPENSES. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Parent (on behalf of Parent and MergerCo), on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. The expenses of the Shareholders' Representative acting on behalf of the Company Equity Holders hereunder and under the Escrow Agreement shall be borne on a pro rata basis by the Company Equity Holders. Such expenses of the Shareholders' Representative may be paid from the Final Indemnification Escrow Amount prior to any distribution thereof to the Company Equity Holders in accordance with the terms of the Escrow Agreement.

     SECTION 10.10. CHOICE OF LAW. All disputes, claims or controversies arising out of or relating to this Agreement (including any schedules to this Agreement), or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws (except as to matters related to the procedures for the Merger, in which case the laws of the State of Georgia shall apply). The parties hereby submit to the jurisdiction of any court of the State of Delaware or the United States District Court for the State of Delaware for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against such party and (a) hereby irrevocably agree that all claims in respect to any such suit, action or proceeding may be heard and determined in any such court; (b) to the extent that such party has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, hereby waive, to the fullest extent permitted by law, such immunity; and (c) hereby agree not to commence any action, suit or proceeding relating to this Agreement except in such court. Such parties hereby waive, and agree not to assert in any such suit, action or proceeding, as the case may be, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of any such court; (ii) such party is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or its property; or (iii) any suit, action or proceeding is brought in an inconvenient forum. Each of such parties further agrees that service of any process, summons or notice by U.S. registered mail to its address set forth herein or otherwise provided in writing to the other party hereto shall be effective service of process for any suit, action or proceeding brought against it in such court.

     SECTION 10.11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in courts of competent jurisdiction. Such remedies shall not be exclusive and shall be in addition to any other remedies that any party may have under this Agreement or otherwise.

     SECTION 10.12. MUTUAL DRAFTING. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

     SECTION 10.13. MISCELLANEOUS. This Agreement (a) constitutes, together with the Confidentiality Agreement, and the Schedules and Exhibits attached hereto, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth in Article
VIII) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        PARENT:

                                        COGNEX CORPORATION


                                        By: /s/ Robert J. Shillman
                                            ------------------------------------
                                            Name: Robert J. Shillman
                                            Title: Chairman and
                                            Chief Executive Officer


                                        MERGERCO:

                                        TANGO ACQUISITION CORP.


                                        By: /s/ Robert J. Shillman
                                            ------------------------------------
                                            Name: Robert J. Shillman
                                            Title: President


                                        COMPANY:

                                        DVT CORPORATION


                                        By: /s/ Robert A Steinke
                                            ------------------------------------
                                            Name: Robert A. Steinke
                                            Title: Chairman and
                                                   Chief Executive Officer

                                     ANNEX A

                                  DEFINED TERMS

TERM                                       SECTION REFERENCE
----                                       -----------------
Affiliate                                  10.7(a)
Aggregate Option Consideration             3.2(a)
Agreement                                  Introduction
Arbitrator                                 2.4(c)
Articles of Incorporation                  4.1(b)
Base Balance Sheet                         2.1(a)
Business                                   4.15(c)(i)
Business Day                               10.7(b)
Bylaws                                     4.1(b)
Certificate                                2.2(b)
Certificate of Merger                      1.2
Closing                                    1.4
Closing Date                               1.4
Closing Per Share Payment                  2.1(b)
Closing Statement                          2.4(a)
Code                                       3.4(c)
Commitment                                 4.9
Company                                    Introduction
Company Board                              Recitals
Company Common Stock                       2.2(a)
Company Copyrights                         4.15(a)
Company Employee Program                   4.19(a)
Company Employees                          6.3(a)
Company Equity Holders                     3.3
Company Expenses                           2.1(c)
Company Fully Diluted Shares               2.1(d)
Company Indemnified Party                  8.3(a)
Company Intellectual Property Assets       4.15(c)(ii)
Company Material Adverse Effect            10.7(c)
Company Marks                              4.15(a)
Company Patents                            4.15(a)
Company Product                            4.25
Company Stock Option Plans                 2.1(e)
Company Trade Secrets                      4.15(a)(viii)
Confidentiality Agreement                  6.2
Contract                                   10.7(d)
Copyrights                                 4.15(c)(iii)(C)
Customers                                  4.23
Deductible                                 8.2(b)(i)

TERM                                       SECTION REFERENCE
----                                       -----------------
Dissenting Shares                          3.5
Distributors                               4.23
Effective Time                             1.2
Employee Program                           4.19(j)(i)
Encumbrance                                10.7(e)
Environmental Laws                         4.22
ERISA                                      4.19(c)
ERISA Affiliate                            4.19(j)(iii)
Escrow Agent                               3.3
Escrow Agreement                           3.3
Estimated Net Working Capital              2.1(f)
Estimated Net Working Capital Adjustment   2.1(g)
Estimated Tax Refund Amount                2.1(h)
Exchange Agent                             3.1(a)
Exchange Fund                              3.1(a)
Excluded Representations and Warranties    8.1
Final Indemnification Escrow Amount        2.1(i)
Final Net Working Capital                  2.4(b)
Final Per Share Merger Consideration       2.1(j)
GAAP                                       10.7(f)
GBCC                                       Recitals
GBCC Dissenters' Rights                    3.5
Governmental Authority                     10.7(g)
Hazardous Material                         4.22
In-the-Money Options                       2.1(k)
Indebtedness                               10.7(h)
Indemnification Cut-Off Date               8.2(b)(iv)
Initial Indemnification Escrow Amount      2.1(l)
Initial Merger Consideration               2.1(m)
Initial Per Share Merger Consideration     2.1(n)
Intellectual Property Assets               4.15(c)(iii)
IRS                                        4.13(b)
Losses                                     10.7(i)
maintains                                  4.19(j)(ii)
Major Shareholders                         Recitals
Management Employment Agreements           2.1(o)
Management Severance Costs                 2.1(p)
Marks                                      4.15(c)(iii)(B)
Maximum Amount                             8.2(b)(ii)
Merger                                     Recitals
MergerCo                                   Introduction
Morgan Stanley                             4.21
Multiemployer Plan                         4.19(j)(iv)

TERM                                       SECTION REFERENCE
----                                       -----------------
Net Management Severance Costs             2.1(q)
Net Working Capital                        2.1(r)
Net Working Capital Overage                2.4(d)
Net Working Capital Shortfall              2.4(d)
Non-Compete Escrow Amount                  3.3
Non-Competition Agreements                 Recitals
Option Consideration                       2.1(s)
Options                                    2.1(t)
Out-of-the-Money Options                   2.1(u)
Outstanding Shares                         2.1(v)
Parent                                     Introduction
Parent/MergerCo Indemnified Party          8.2(a)
Partners                                   4.23
Patents                                    4.15(c)(iii)(A)
Peg Date                                   2.1(w)
Permits                                    4.18(a)
Permitted Exceptions                       10.7(j)
Person                                     10.7(k)
Products                                   4.15(c)(iv)
Review Period                              2.4(a)
Shareholders' Representative               10.8
Subsidiary                                 10.7(l)
Surviving Corporation                      1.1
Tax Refund Amount                          2.1(x)
Tax Refund Overage                         2.5(b)
Tax Refund Receivable                      2.1(y)
Tax Refund Shortfall                       2.5(b)
Taxes                                      4.13(a)
Third Party Rights                         4.15(a)(iii)
Threshold Amount                           8.2(b)(i)
Trade Secrets                              4.15(c)(iii)(D)
Written Consent                            6.1

                                     ANNEX B

                                LIST OF SCHEDULES

2.1(f)               Estimated Net Working Capital
2.1(h)               Estimated Tax Refund Amount
2.1(m)               Initial Merger Consideration
3.3                  Company Employees for Non-Compete Obligations
4.3                  Capitalization
4.4                  Non-Contravention
4.6                  Subsidiaries; Investments
4.7                  Financial Statements
4.8                  Absence of Undisclosed Liabilities
4.9                  Absence of Certain Developments
4.11                 Transactions with Affiliates
4.12                 Properties
4.13                 Tax Matters
4.14                 Certain Contracts and Arrangements
4.15(a), (b) & (c)   Intellectual Property
4.16                 Litigation
4.18                 Permits; Compliance with Laws
4.19                 Employee Benefit Programs
4.20                 Insurance Coverage
4.23                 Customers, Distributors and Partners
4.25                 Warranty and Related Matters
4.26                 Backlog
8.2(a) & (b)         Additional Indemnification Obligations